Exhibit 3.2

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER OF KIRKLAND'S, INC.

Effective as of July 24, 2025, Section 1 of the Amended and Restated Charter of Kirkland’s, Inc. is hereby amended to read:

1.	Name. The name of the Corporation is The Brand House Collective, Inc.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer as set forth below this 25th day of July 2025.

KIRKLAND’S, INC.

By:	/s/ Amy E. Sullivan
Name:	Amy E. Sullivan
Title:	President and Chief Executive Officer